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                                                                    Exhibit a(2)

                                FRONTSTEP, INC.
                                 ELECTION FORM

Name of Optionee:

Social Security Number:

     I have received and read the Offer to Exchange dated October 30, 2001, accompanying this Election Form. I understand that I may tender any or all options granted to me pursuant to the Non-Qualified Stock Option Plan for Key Employees or the 1999 Non-Qualified Stock Option Plan for Key Employees. I further understand that by so electing to exchange any of my eligible options, I automatically will be deemed to have elected to exchange all options granted to me within the six month period prior to the date when Frontstep cancels my options accepted for exchange.

I also understand the following:

     - I must be employed by Frontstep or one of its subsidiaries from the date I tender my options until the grant date of the new options to receive any new options or any other consideration for my tendered options that Frontstep has accepted for exchange and cancelled. Frontstep anticipates that it will grant the new options on the first business day that is at least six months and one day following the date that it cancels any tendered options accepted for exchange. Frontstep intends to cancel the tendered options on the first business day following the expiration date of the offer. If I am no longer employed by Frontstep on the grant date for any reason, then I will have no right to return of my cancelled options, receipt of any new options or receipt of any other consideration for the exchange of my cancelled options.

     - The exercise price per share of the new options will equal the average of the highest and lowest prices per share of the common shares of Frontstep on the date of grant, as they are reported on the Nasdaq National Market. If the common shares are not traded on that day, then Frontstep will use the next preceding day on which the common shares are traded. Frontstep cannot predict the exercise price per share of the new options or guarantee that it will be less than the exercise price per share of any of my options that I tender for exchange.

     - The number of common shares subject to purchase under the new options will equal the number of common shares subject to purchase under the options which I have elected to exchange, unless I am an executive officer of Frontstep. If I am an executive officer of Frontstep, the number of common shares subject to purchase under the new options will equal 80% of the number of common shares subject to purchase under the options which I have elected to exchange.

     - The new options will not begin to vest until the one year anniversary of the grant date in 2003, when 50% of each new option will vest and become exercisable. The new options will not become fully vested and exercisable until the two year anniversary of the grant date in 2004. This vesting schedule will apply to my new options regardless of whether the options that I exchange are partially or fully vested at the time that I tender them for exchange.

     - I am giving up my entire ownership interest in any options which I have elected to exchange and such options will become null and void if Frontstep accepts those options for exchange. This election is entirely voluntary.
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I hereby make the following election(s) with respect to the options identified below, recognizing that if I elect to exchange any options, then I must also elect to tender all options granted to me within the six month period prior to the date when Frontstep cancels my options accepted for exchange:

                                         CHECK BOX IF YOU
                                          ELECT TO KEEP
                                          OPTION (YOU DO    CHECK BOX IF YOU
                     NUMBER OF COMMON      NOT WISH TO          ELECT TO
      OPTION GRANT   SHARES SUBJECT TO      EXCHANGE &         EXCHANGE &
NO.       DATE            OPTION             CANCEL):        CANCEL OPTION
---   ------------   -----------------   ----------------   ----------------
1.                                             [ ]                [ ]
2.                                             [ ]                [ ]
3.                                             [ ]                [ ]
4.                                             [ ]                [ ]
5.                                             [ ]                [ ]

     I represent that the foregoing is a complete and accurate list of all options held by me under the Non-Qualified Stock Option Plan for Key Employees and the 1999 Non-Qualified Stock Option Plan for Key Employees.

Optionee's signature:         Date:  , 2001.

Instructions:

1. We have attached to this form a summary of the stock options held by you. Please review your records and determine if you agree with this summary. Then, please fill in the options that your records show we have granted to you pursuant to the option plans that are the subject of this offer. You should indicate as to each option whether you wish to accept our offer and exchange and cancel the option, or whether you wish to decline our offer and keep the option without change. YOU SHOULD COMPLETE THIS FORM EVEN IF YOU WISH TO REJECT THE OFFER AS TO ALL OF YOUR ELIGIBLE OPTIONS.

2. Complete this form and mail, fax or hand deliver it to Daniel P. Buettin, Vice President, Chief Financial Officer and Secretary, Frontstep, Inc., 2800 Corporate Exchange Drive, Columbus, Ohio 43231, (facsimile number: (614) 895-2972), as soon as possible, but no later than 5:00 p.m. Eastern Time on November 30, 2001. The offer and withdrawal rights will expire at that time unless we elect to extend the offer. If you do not properly complete and return this Election Form by that time, then we will assume that you have elected not to exchange your options. You will be notified of any change in the expiration date of the offer by public announcement no later than 9:00 a.m., Eastern Time, on December 1, 2001, by means reasonably designed to inform you of the change, such as by press release.

3. Ensure that you receive confirmation from Frontstep of any election to exchange options within five (5) business days. If you do not elect to exchange any options, then you will not receive any confirmation of your election.

4. Except in accordance with the next sentence, this form must be executed by the option holder. If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact or other person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of that person to act in that capacity must be indicated on this form.

                                          ACCEPTED BY FRONTSTEP, INC. ON:
                                                    , 2001

                                          By:
                                          Daniel P. Buettin, Vice President,
                                          Chief Financial
                                          Officer and Secretary